Exhibit 99.1
RELEASE 4:30PM – April 21, 2010

CONTACT:	Susan Munhall, Investor Relations
Hudson City Bancorp, Inc. West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com
HUDSON CITY BANCORP, INC. REPORTS QUARTERLY EARNINGS OF $148.9 MILLION
EPS INCREASED 15.4% TO $0.30 PER SHARE
DECLARED QUARTERLY CASH DIVIDEND OF $0.15 PER SHARE
Paramus, New Jersey, April 21, 2010 — Hudson City Bancorp, Inc. (NASDAQ: HCBK), the holding company for Hudson City Savings Bank, reported today that net income for the first quarter of 2010 increased 16.6% to $148.9 million as compared to $127.7 million for the first quarter of 2009. Diluted earnings per share increased 15.4% to $0.30 for the first quarter of 2010 as compared to $0.26 for the first quarter of 2009. Net interest margin widened to 2.20% for the first quarter of 2010 as compared to 2.06% for the first quarter of 2009. The Board of Directors declared a quarterly cash dividend of $0.15 per share payable on May 28, 2010 to shareholders of record on May 5, 2010.
Net income for the quarter included pre-tax securities gains of $30.8 million from the sale of $573.7 million of mortgage-backed securities partially offset by $8.5 million of accelerated premium amortization and loss of income on $1.13 billion of mortgage-backed securities repurchased by the Federal Home Loan Mortgage Corporation (“FHLMC”), a government-sponsored entity (“GSE”). See further discussion in the Statement of Financial Condition Summary. The securities gains and the effects of the GSE repurchase increased diluted earnings per share by $0.03.
Ronald E. Hermance, Jr., Chairman, President and Chief Executive Officer commented, “We are very pleased to report first quarter diluted earnings per share of $0.30. As we noted at the end of last quarter, we had $364.1 million of unrealized gains in our mortgage-backed securities available-for-sale portfolio. We invest only in U.S. Government and GSE securities which minimizes credit risk from our securities portfolio. This allows us to more easily analyze total return on our available for sale portfolio. In periods of declining interest rates, our income on these securities decreases, but the market value increases. We decided to take advantage of the current market conditions and capture some of the market gains because we believe principal prepayments will continue to remain high and interest rates will eventually increase.”
Mr. Hermance continued, “Due primarily to the GSE repurchase mentioned above, our net interest margin decreased to 2.20% from 2.30% in the fourth quarter of 2009. Also, repayments on our mortgage portfolio increased during 2009 and through the first quarter of 2010. This increased level of repayments has caused our annual growth rate, which is the annualized increase in our total assets, to decrease to approximately 6.4% in the first quarter of 2010 from 11.3% in 2009. However, we believe that the slower growth rate, while it may impact earnings in the short-term, is a better alternative to a higher growth rate at reduced yields. We believe it is more prudent to preserve our capital until market conditions allow for more profitable and sustainable long-term growth.”
Mr. Hermance further commented, “Non-performing loans increased $117.2 million during the first quarter to $744.9 million and our net charge-offs for the quarter were $24.2 million. While there are signs that the economy and housing markets are stabilizing, the elevated level of unemployment and the extended length of time that it takes to complete a foreclosure may continue to result in higher levels of non-performing loans. However, we believe that the relatively low loan-to-value ratios on our mortgage loans at the time of origination have moderated our losses.”
Mr. Hermance concluded, “While an uncertain economy and the potential effects of the various government programs and regulatory proposals will make 2010 a challenging year, we believe that our strong balance sheet, capital position and our straightforward business model will continue to serve our shareholders well. Our sights are set on our long-term goals. We are well-positioned for the eventual increase in interest rates and the growth opportunities that should accompany a stronger economy. We enjoy a stronger competitive position in mortgage originations than we did before the economic crisis began, and we remain optimistic about the future.”
Financial highlights for the first quarter of 2010 are as follows:
•	Basic and diluted earnings per share were both $0.30 for the first quarter of 2010 as compared to $0.26 for both basic and diluted earnings per share for the first quarter of 2009.

•	The Board of Directors declared a quarterly cash dividend of $0.15 per share payable on May 28, 2010 to shareholders of record at the close of business on May 5, 2010.

•	Net income amounted to $148.9 million for the first quarter of 2010, as compared to $127.7 million for the first quarter of 2009, an increase of 16.6%.

•	Net interest income increased 16.7% to $331.1 million for the first quarter of 2010 as compared to $283.8 million for the first quarter of 2009.

•	The provision for loan losses amounted to $50.0 million for the first quarter of 2010 as compared to $45.0 million for the linked fourth quarter of 2009 and $20.0 million for the first quarter of 2009.

•	Our annualized return on average assets and annualized return on average shareholders’ equity for the first quarter of 2010 were 0.98% and 10.96%, respectively, as compared to 0.93% and 10.21%, respectively, for the first quarter of 2009.

•	Our net interest rate spread and net interest margin were 1.97% and 2.20%, respectively, for the first quarter of 2010 as compared to 1.75% and 2.06%, respectively, for the first quarter of 2009.

•	Our efficiency ratio was 18.27% for the first quarter of 2010 compared with 19.15% for the first quarter of 2009. The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income.

•	Our loan production was $1.80 billion for the first three months of 2010, which resulted in a net increase of $311.1 million in total loans to $32.09 billion at March 31, 2010 from $31.78 billion at December 31, 2009.

•	Deposits increased $810.8 million, or 3.3%, to $25.39 billion at March 31, 2010 from $24.58 billion at December 31, 2009.

Statement of Financial Condition Summary
Total assets increased $963.9 million, or 1.6%, to $61.23 billion at March 31, 2010 from $60.27 billion at December 31, 2009. The increase in total assets reflected a $693.4 million increase in total mortgage-backed securities and a $291.7 million increase in net loans.
The increase in loans reflected our focus on loan portfolio growth through the origination of one- to four-family first mortgage loans in New Jersey, New York and Connecticut and, to a lesser extent, the continued purchase of mortgage loans. We are a portfolio lender and do not sell loans in the secondary market or to the GSEs. For the first three months of 2010, we originated $1.40 billion and purchased $404.2 million of loans, compared to originations of $1.32 billion and purchases of $723.3 million for the first three months of 2009. The origination and purchases of loans were partially offset by principal repayments of $1.45 billion for the first quarter of 2010 as compared to $1.35 billion for the first quarter of 2009. Loan originations have increased primarily due to an increase in mortgage refinancing caused by market interest rates that are at near-historic lows as well as a modest increase in home sales activity. The refinancing activity has also caused an increase in principal repayments.
Total mortgage-backed securities increased $693.4 million during the first three months of 2010, reflecting purchases of $2.77 billion of variable-rate mortgage-backed securities issued by GSEs. The increase was partially offset by repayments received of $1.55 billion (excluding principal receivable on FHLMC mortgage-backed securities) and sales of $573.7 million, which resulted in a net realized securities gain of $30.8 million (pre-tax). We believe that the continued elevated levels of prepayments and the eventual increase in interest rates will reduce the amount of unrealized gains available in the portfolio. Accordingly, we sold these securities to take advantage of the favorable pricing that currently exists in the market.
During the first quarter of 2010, the Federal National Mortgage Association (“FNMA”) and FHLMC announced that they would be repurchasing certain non-performing loans that are in mortgage-backed securities that they issued (the “GSE repurchase”). Since FHLMC remits principal payments to us generally with a 45 day delay, we will not receive the proceeds until April 2010. Included in mortgage-backed securities at March 31, 2010 is principal receivable of $1.13 billion related to the GSE repurchase. We plan on reinvesting these proceeds in mortgage-backed securities. Commitments to purchase mortgage-backed securities totaled $1.89 billion at March 31, 2010.
Total liabilities increased $907.0 million, or 1.7%, to $55.84 billion at March 31, 2010 from $54.93 billion at December 31, 2009. The increase in total liabilities primarily reflected an $810.8 million increase in deposits. The increase in total deposits reflected a $329.7 million increase in our time deposits, a $202.7 million increase in our money market checking accounts and a $289.2 million increase in our interest-bearing transaction accounts and savings accounts. Borrowings amounted to $29.98 billion at March 31, 2010, unchanged from December 31, 2009. During the first three months of 2010, we modified $1.33 billion of borrowings to extend the call dates of the borrowings by between three and four years, thereby reducing our interest rate risk and the amount of borrowings that may be called in any one quarter. Due to brokers amounted to $125.6 million as compared to $100.0 million at December 31, 2009. Due to brokers at March 31, 2010 represents securities purchased in the first quarter of 2010 with settlement dates in the second quarter of 2010.
Total shareholders’ equity increased $56.9 million to $5.40 billion at March 31, 2010 from $5.34 billion at December 31, 2009. The increase was primarily due to net income of $148.9 million for the quarter ended March 31, 2010. These increases to shareholders’ equity were partially offset by cash dividends paid to common shareholders of $74.0 million and a $26.0 million decrease in accumulated other comprehensive income primarily due to a decrease in the net unrealized gain on securities available-for-sale. This decrease was due primarily to the sale of mortgage-backed securities during the first quarter of 2010 which resulted in a net realized gain of $30.8 million. At March 31, 2010, our shareholders’ equity to asset ratio was 8.81% and our tangible book value per share was $10.63.
The accumulated other comprehensive income of $158.5 million at March 31, 2010 includes a $179.5 million after-tax net unrealized gain on securities available for sale ($303.4 million pre-tax) partially offset by a $21.0 million after-tax accumulated other comprehensive loss related to the funded status of our employee benefit plans.
Statement of Income Summary
The Federal Open Market Committee of the Board of Governors of the Federal Reserve System (the “FOMC”) noted that economic activity has continued to strengthen and that the labor market is stabilizing during the first quarter of 2010. The national unemployment rate decreased to 9.7% in March 2010 as compared to 10.0% in December 2009 and 9.8% in September 2009. Although there has been recent improvement in the economy, the FOMC decided to maintain the overnight lending rate at zero to 0.25% during the first quarter of 2010. As a result, short-term market interest rates have remained at low levels during the first quarter of 2010. This allowed us to continue to re-price our short-term deposits thereby reducing our cost of funds. The yields on mortgage-related assets have also remained at relatively low levels due primarily to the Federal Reserve’s program to purchase mortgage-backed securities. While the intent of this program was to stimulate the housing market, it also resulted in additional price competition for mortgage loans which are our primary product. The Federal Reserve ended this program on March 31, 2010 and we anticipate that this will allow us to grow our loan portfolio at a faster rate than in recent quarters. As compared to the first quarter of 2009, our net interest rate spread and net interest margin increased for the first quarter of 2010 as we repriced deposits to lower rates during 2009 at a faster pace than our interest-earning assets repriced. However, our net interest margin decreased to 2.20% during the first quarter of 2010 from 2.30% for the fourth quarter of 2009 as yields on interest-earning assets continued to decrease as consumers refinanced mortgage loans to lower rates.
Net interest income increased $47.3 million, or 16.7%, to $331.1 million for the first quarter of 2010 as compared to $283.8 million for the first quarter of 2009. During the first quarter of 2010, our net interest rate spread increased 22 basis points to 1.97%, as compared to 1.75% for the same quarter in 2009. Our net interest margin increased 14 basis points to 2.20% as compared to 2.06% for the first quarter of 2009.
Total interest and dividend income for the first quarter of 2010 increased $11.6 million, or 1.6%, to $734.9 million as compared to $723.3 million for the first quarter of 2009. The increase in total interest and dividend income was primarily due to a $5.18 billion, or 9.6%, increase in the average balance of total interest-earning assets to $59.08 billion for the first quarter of 2010 as compared to $53.90 billion for the first quarter of 2009. The increase in the average balance of total interest-earning assets was partially offset by a decrease of 39 basis points in the annualized weighted-average yield to 4.98% for the quarter ended March 31, 2010 from 5.37% for the same quarter in 2009.
Interest on first mortgage loans increased $14.0 million to $428.2 million for the first quarter of 2010 as compared to $414.2 million for the same period in 2009. This was primarily due to a $2.15 billion increase in the average balance of first mortgage loans, reflecting our continued emphasis on the growth of our mortgage loan portfolio. The increase in the average balance of first mortgage loans was partially offset by a 21 basis point decrease in the weighted-average yield to 5.44% from 5.65% for the 2009 first quarter.

Interest on mortgage-backed securities decreased $19.2 million to $231.7 million for the first quarter of 2010 as compared to $250.9 million for the first quarter of 2009. This decrease was due primarily to a 59 basis point decrease in the weighted-average yield to 4.57% for the first quarter of 2010 from 5.16% for the first quarter of 2009. The decrease in the weighted-average yield was partially offset by an $826.2 million increase in the average balance of mortgage-backed securities to $20.26 billion during the first quarter of 2010 as compared to $19.44 billion for the first quarter of 2009.
The increases in the average balances of mortgage-backed securities were due to purchases of these securities. We purchase these securities as part of our overall management of interest rate risk and to provide us with a source of monthly cash flows. The decrease in the weighted average yield on mortgage-backed securities is a result of lower yields on securities purchased during 2009 and the first three months of 2010 when market interest rates were lower than the yield earned on the existing portfolio.
The GSE repurchase resulted in the repayment of approximately $1.13 billion of principal on the mortgage-backed securities. Since FHLMC remits payments to us generally with a 45 day delay, we will not receive the proceeds until April 2010. The amount of the repayment was recorded as principal receivable and is included in mortgage-backed securities at March 31, 2010. We do not earn interest on the principal receivable. As a result, net interest income for the first quarter of 2010 was adversely affected by approximately $3.6 million of amortization of purchase premiums and the loss of interest income on the principal receivable of approximately $4.9 million.
Interest on investment securities increased $11.7 million to $57.4 million for the first quarter of 2010 as compared to $45.7 million for the same period in 2009. This increase was due primarily to a $1.61 billion increase in the average balance of investment securities to $5.30 billion for the first quarter of 2010 from $3.69 billion for the first quarter of 2009. The impact on interest income from the increase in the average balance of investment securities was partially offset by a decrease in the average yield of investment securities of 62 basis points to 4.33%.
Dividends on Federal Home Loan Bank of New York (“FHLB”) stock increased $6.0 million, or 93.8%, to $12.4 million for the first quarter of 2010 as compared to $6.4 million for the first quarter of 2009. This increase was due primarily to a 274 basis point increase in the average dividend yield earned to 5.66% as compared to 2.92% for the first quarter of 2009. The increase in dividend income was also due to a $2.7 million increase in the average balance to $874.8 million for the first quarter of 2010 as compared to $872.1 million for the same period in 2009.
Interest on Federal funds sold amounted to $449,000 for the first quarter of 2010 as compared to $176,000 for the first quarter of 2009. The average balance of Federal funds sold amounted to $789.3 million for the first quarter of 2010 as compared to $146.8 million for the first quarter of 2009. The yield earned on Federal funds sold was 0.23% for the 2010 first quarter and 0.49% for the 2009 first quarter. The increase in the average balance of Federal funds sold is a result of liquidity provided by strong deposit growth and increased levels of repayments on mortgage-related assets.
Total interest expense for the quarter ended March 31, 2010 decreased $35.8 million, or 8.2%, to $403.7 million as compared to $439.5 million for the quarter ended March 31, 2009. This decrease was primarily due to a 61 basis point decrease in the weighted-average cost of total interest-bearing liabilities to 3.01% for the quarter ended March 31, 2010 compared with 3.62% for the quarter ended March 31, 2009. The decrease was partially offset by a $5.16 billion, or 10.5%, increase in the average balance of total interest-bearing liabilities to $54.39 billion for the quarter ended March 31, 2010 compared with $49.23 billion for the first quarter of 2009. This increase in interest-bearing liabilities was primarily used to fund asset growth.

Interest expense on deposits decreased $34.9 million, or 25.1%, to $103.9 million for the first quarter of 2010 as compared to $138.8 million for the first quarter of 2009. This decrease is due primarily to a decrease in the average cost of interest-bearing deposits of 125 basis points to 1.73% for the first quarter of 2010 as compared to 2.98% for the first quarter of 2009. The decrease was partially offset by a $5.55 billion increase in the average balance of interest-bearing deposits to $24.41 billion during the first quarter of 2010 as compared to $18.86 billion for the first quarter of 2009.
The increases in the average balances of interest-bearing deposits reflect our plan to expand our branch network and to grow deposits in our existing branches by offering competitive rates. Also, in response to the economic conditions in 2009, we believe that households increased their personal savings and customers sought insured bank deposit products as an alternative to investments such as equity securities and bonds. We believe these factors contributed to our deposit growth. The decrease in the average cost of deposits for 2010 reflected lower market interest rates. At March 31, 2010, time deposits scheduled to mature within one year totaled $12.27 billion with an average cost of 1.67%. These time deposits are scheduled to mature as follows: $5.82 billion with an average cost of 1.69% in the second quarter of 2010, $3.72 billion with an average cost of 1.55% in the third quarter of 2010, $1.21 billion with an average cost of 1.72% in the fourth quarter of 2010 and $1.52 million with an average cost of 1.84% in the first quarter of 2011. The current yields offered for our six month, one year and two year time deposits are 1.05%, 1.25% and 1.85%, respectively. In addition, our money market accounts are currently yielding 1.0%. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of these time deposits will remain with us as renewed time deposits or as transfers to other deposit products at the prevailing rate.
Interest expense on borrowed funds decreased $861,000 to $299.8 million for the first quarter of 2010 as compared to $300.7 million for the first quarter of 2009. This was primarily due to a $391.6 million decrease in the average balance of borrowed funds to $29.98 billion for the first quarter of 2010 as compared to $30.37 billion for the first quarter of 2009. The weighted-average cost of borrowed funds amounted to 4.06% for the first quarter of 2010 as compared to 4.02% for the first quarter of 2009.
We have historically used borrowings to fund a portion of the growth in interest-earning assets. However, we were able to fund substantially all of our growth in 2009 and for the first quarter of 2010 with deposits. We anticipate that we will be able to continue to use deposit growth to fund our asset growth, however, we may use borrowings as a supplemental funding source if deposit growth decreases. Substantially all of our borrowings are callable quarterly at the discretion of the lender after an initial non-call period of one to five years with a final maturity of ten years. We believe, given current market conditions, that the likelihood that a significant portion of these borrowings would be called will not increase substantially unless interest rates were to increase by at least 300 basis points. During the first three months of 2010, we modified $1.33 billion of borrowings to extend the call dates of the borrowings by between three and four years, thereby reducing our interest rate risk.
The provision for loan losses amounted to $50.0 million for the quarter ended March 31, 2010 as compared to $20.0 million for the quarter ended March 31, 2009. The increase in the provision for loan losses was due primarily to an increase in non-performing loans and charge-offs as well as the continuing elevated levels of unemployment during the first quarter of 2010. Non-performing loans, defined as non-accruing loans and accruing loans delinquent 90 days or more, amounted to $744.9 million at March 31, 2010 compared with $627.7 million at December 31, 2009. The ratio of non-performing loans to total loans was 2.32% at March 31, 2010 compared with 1.98% at December 31, 2009. Early-stage delinquencies (loans that are past due 30 to 89 days) decreased in the first quarter of 2010. Loans delinquent 30 to 59 days decreased $60.2 million to $370.7 million at March 31, 2010 as compared to

$430.9 million at December 31, 2009. Loans delinquent 60 to 89 days decreased $11.0 million to $171.5 million at March 31, 2010 as compared to $182.5 million at December 31, 2009. The allowance for loan losses amounted to $165.8 million and $140.1 million at March 31, 2010 and December 31, 2009, respectively. The allowance for loan losses as a percent of total loans and as a percent of non-performing loans was 0.52% and 22.26%, respectively at March 31, 2010, as compared to 0.44% and 22.32%, respectively at December 31, 2009.
Net charge-offs amounted to $24.2 million for the quarter ended March 31, 2010 as compared to net charge-offs of $4.7 million for the same quarter in 2009. We generally obtain new collateral values for loans on or before 180 days of delinquency. If the estimated fair value of the collateral (less estimated selling costs) is less than the recorded investment in the loan, we charge-off an amount to reduce the loan to the fair value of the collateral less estimated selling costs. As a result, certain losses inherent in our non-performing loans are being recognized as charge-offs which may result in a lower ratio of the allowance for loan losses to non-performing loans.
Total non-interest income was $33.0 million for the first quarter 2010 as compared to $2.3 million for the same quarter in 2009. Included in non-interest income for the quarter ended March 31, 2010 were net gains on securities transactions of $30.8 million which resulted from the sale of $573.7 million of mortgage-backed securities available-for-sale.
Total non-interest expense increased $11.7 million, or 21.4%, to $66.5 million for the first quarter of 2010 from $54.8 million for the first quarter of 2009. The increase is primarily due to increases of $10.0 million in Federal deposit insurance expense and $1.5 million increase in compensation and employee benefits expense. The increase in Federal deposit insurance expense is due primarily to the increases in our deposit insurance assessment rate as a result of a restoration plan implemented by the FDIC to recapitalize the Deposit Insurance Fund. The increase in compensation and employee benefits expense included a $2.0 million increase in compensation costs, due primarily to normal increases in salary as well as additional full time employees and an $838,000 increase in expense related to our stock benefit plans. These increases were partially offset by a $1.1 million decrease in costs related to our health plan and $798,000 decrease in pension expense. At March 31, 2010, we had 1,500 full-time equivalent employees as compared to 1,458 at March 31, 2009. Included in other non-interest expense for the first quarter of 2010 were write-downs on foreclosed real estate and net losses on the sale of foreclosed real estate of $1.4 million as compared to $1.2 million for the first quarter of 2009.
Our efficiency ratio was 18.27% for the 2010 first quarter as compared to 19.15% for the 2009 first quarter. The efficiency ratio is calculated by dividing non-interest expense, by the sum of net interest income and non-interest income. Our annualized ratio of non-interest expense to average total assets for the first quarter of 2010 was 0.44% as compared to 0.40% for the first quarter of 2009.
Income tax expense amounted to $98.7 million for the first quarter of 2010 compared with $83.6 million for the same quarter in 2009. Our effective tax rate for the first quarter of 2010 was 39.87% compared with 39.58% for the first quarter of 2009.
Hudson City Bancorp maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is ranked in the top twenty-five U.S. financial institutions by asset size and is the largest thrift institution headquartered in New Jersey. Hudson City Savings Bank currently operates a total of 131 branch offices in the New York metropolitan area.

Forward-Looking Statements
This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp. Any or all of the forward-looking statements in this release and in any other public statements made by Hudson City Bancorp may turn out to be wrong. They can be affected by inaccurate assumptions Hudson City Bancorp might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Hudson City Bancorp does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.
TABLES FOLLOW

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition

	March 31,	December 31,
	2010	2009
(In thousands, except share and per share amounts)	(unaudited)
Assets:
Cash and due from banks	$124,780	$198,752
Federal funds sold and other overnight deposits	350,318	362,449

Total cash and cash equivalents	475,098	561,201
Securities available for sale:
Mortgage-backed securities	12,662,490	11,116,531
Investment securities	457,538	1,095,240
Securities held to maturity:
Mortgage-backed securities	9,110,956	9,963,554
Investment securities	4,887,949	4,187,704

Total securities	27,118,933	26,363,029
Loans	32,090,987	31,779,921
Net deferred loan costs	87,695	81,307
Allowance for loan losses	(165,830)	(140,074)

Net loans	32,012,852	31,721,154
Federal Home Loan Bank of New York stock	874,768	874,768
Foreclosed real estate, net	19,563	16,736
Accrued interest receivable	301,174	304,091
Banking premises and equipment, net	70,647	70,116
Goodwill	152,109	152,109
Other assets	206,507	204,556

Total Assets	$61,231,651	$60,267,760

Liabilities and Shareholders’ Equity:
Deposits:
Interest-bearing	$24,813,775	$23,992,007
Noninterest-bearing	575,025	586,041

Total deposits	25,388,800	24,578,048
Repurchase agreements	15,100,000	15,100,000
Federal Home Loan Bank of New York advances	14,875,000	14,875,000

Total borrowed funds	29,975,000	29,975,000
Due to brokers	125,580	100,000
Accrued expenses and other liabilities	346,194	275,560

Total liabilities	55,835,574	54,928,608

Common stock, $0.01 par value, 3,200,000,000 shares authorized; 741,466,555 shares issued; 526,620,063 shares outstanding at March 31, 2010 and 526,493,676 shares outstanding at December 31, 2009	7,415	7,415
Additional paid-in capital	4,689,151	4,683,414
Retained earnings	2,476,277	2,401,606
Treasury stock, at cost; 214,846,492 shares at March 31, 2010 and 214,972,879 shares at December 31, 2009	(1,726,563)	(1,727,579)
Unallocated common stock held by the employee stock ownership plan	(208,692)	(210,237)
Accumulated other comprehensive income, net of tax	158,489	184,533

Total shareholders’ equity	5,396,077	5,339,152

Total Liabilities and Shareholders’ Equity	$61,231,651	$60,267,760

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	For the Three Months
	Ended March 31,
	2010	2009
	(In thousands, except per share data)
Interest and Dividend Income:
First mortgage loans	$428,161	$414,208
Consumer and other loans	4,759	5,990
Mortgage-backed securities held to maturity	110,126	121,931
Mortgage-backed securities available for sale	121,592	128,983
Investment securities held to maturity	47,064	2,358
Investment securities available for sale	10,346	43,303
Dividends on Federal Home Loan Bank of New York stock	12,373	6,373
Federal funds sold	449	176

Total interest and dividend income	734,870	723,322

Interest Expense:
Deposits	103,919	138,824
Borrowed funds	299,806	300,667

Total interest expense	403,725	439,491

Net interest income	331,145	283,831
Provision for Loan Losses	50,000	20,000

Net interest income after provision for loan losses	281,145	263,831

Non-Interest Income:
Service charges and other income	2,230	2,125
Gain on securities transactions, net	30,768	148

Total non-interest income	32,998	2,273

Non-Interest Expense:
Compensation and employee benefits	34,162	32,731
Net occupancy expense	8,347	8,480
Federal deposit insurance assessment	12,627	2,616
Other expense	11,395	10,967

Total non-interest expense	66,531	54,794

Income before income tax expense	247,612	211,310
Income tax expense	98,727	83,647

Net income	$148,885	$127,663

Basic earnings per share	$0.30	$0.26

Diluted earnings per share	$0.30	$0.26

Weighted Average Number of Common Shares Outstanding:
Basic	492,564,183	487,567,802
Diluted	493,694,756	491,326,567

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Three Months Ended March 31,
	2010				2009
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$31,496,413	$428,161	5.44%		$29,346,715	$414,208	5.65%
Consumer and other loans	358,637	4,759	5.31		402,059	5,990	5.96
Federal funds sold	789,310	449	0.23		146,751	176	0.49
Mortgage-backed securities at amortized cost	20,261,865	231,718	4.57		19,313,880	250,914	5.20
Federal Home Loan Bank stock	874,768	12,373	5.66		872,095	6,373	2.92
Investment securities, at amortized cost	5,303,422	57,410	4.33		3,692,237	45,661	4.95

Total interest-earning assets	59,084,415	734,870	4.98		53,773,737	723,322	5.38

Noninterest-earnings assets (4)	1,635,807				1,331,205

Total Assets	$60,720,222				$55,104,942

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$796,816	1,466	0.75		$718,720	1,348	0.76
Interest-bearing transaction accounts	2,204,513	7,510	1.38		1,624,474	9,068	2.26
Money market accounts	5,171,810	16,730	1.31		2,918,741	16,705	2.32
Time deposits	16,238,606	78,213	1.95		13,602,195	111,703	3.33

Total interest-bearing deposits	24,411,745	103,919	1.73		18,864,130	138,824	2.98

Repurchase agreements	15,100,000	151,429	4.07		15,099,951	151,052	4.06
Federal Home Loan Bank of New York advances	14,875,000	148,377	4.05		15,266,667	149,615	3.97

Total borrowed funds	29,975,000	299,806	4.06		30,366,618	300,667	4.02

Total interest-bearing liabilities	54,386,745	403,725	3.01		49,230,748	439,491	3.62

Noninterest-bearing liabilities:
Noninterest-bearing deposits	572,030				563,360
Other noninterest-bearing liabilities	330,127				310,286

Total noninterest-bearing liabilities	902,157				873,646

Total liabilities	55,288,902				50,104,394
Shareholders’ equity	5,431,320				5,000,548

Total Liabilities and Shareholders’ Equity	$60,720,222				$55,104,942

Net interest income/net interest rate spread (2)		$331,145	1.97			$283,831	1.75

Net interest-earning assets/net interest margin (3)	$4,697,670		2.20%		$4,542,989		2.06%

Ratio of interest-earning assets to interest-bearing liabilities			1.09	x			1.09	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

(4)	Includes the average balance of principal receivable related to FHLMC mortgage-backed securities of $365.5 million and $121.7 million for the quarters ended March 31, 2010 and 2009, respectively.

Hudson City Bancorp, Inc. and Subsidiary
Book Value Calculations

March 31,
(In thousands, except share and per share amounts)	2010
Shareholders’ equity	$5,396,077
Goodwill and other intangible assets	(157,905)

Tangible Shareholders’ equity	$5,238,172

Book Value Share Computation:
Issued	741,466,555
Treasury shares	(214,846,492)

Shares outstanding	526,620,063
Unallocated ESOP shares	(33,435,918)
Unvested RRP shares	(494,525)
Shares in trust	(122,865)

Book value shares	492,566,755

Book value per share	$10.96

Tangible book value per share	$10.63

Hudson City Bancorp, Inc.
Other Financial Data
Securities Portfolio at March 31, 2010:

	Amortized	Estimated	Unrealized
	Cost	Fair Value	Gain/(Loss)
	(dollars in thousands)
Held to Maturity:

Mortgage-backed securities:
FHLMC	$3,795,232	$3,982,607	$187,375
FNMA	2,329,043	2,428,372	99,329
FHLMC and FNMA CMO’s	2,178,794	2,210,224	31,430
GNMA	108,675	111,776	3,101
Principal receivable from FHLMC	699,212	699,212	—

Total mortgage-backed securities	9,110,956	9,432,191	321,235

Investment securities:

United States GSE debt	4,887,844	4,856,329	(31,515)
Municipal bonds	105	105	—

Total investment securities	4,887,949	4,856,434	(31,515)

Total held to maturity	$13,998,905	$14,288,625	$289,720

Available for sale:

Mortgage-backed securities:
FHLMC	$4,341,991	$4,532,066	$190,075
FNMA	4,568,543	4,663,316	94,773
FHLMC and FNMA CMO’s	978,880	978,347	(533)
GNMA	1,871,720	1,894,752	23,032
Principal receivable from FHLMC	594,009	594,009	—

Total mortgage-backed securities	12,355,143	12,662,490	307,347

Investment securities:

United States GSE debt	454,708	450,403	(4,305)
Equity securities	6,767	7,135	368

Total investment securities	461,475	457,538	(3,937)

Total available for sale	$12,816,618	$13,120,028	$303,410

Hudson City Bancorp, Inc.
Other Financial Data
Loan Data at March 31, 2010:

	Non-Performing Loans			Total Loans
	Loan		Percent of	Loan		Percent of
	Balance	Number	Total Loans	Balance	Number	Total Loans
	(dollars in thousands)
First Mortgage Loans:
One- to four- family	$687,285	1,727	2.14%	$31,161,679	74,205	97.10%
FHA/VA	40,990	150	0.13%	282,723	1,142	0.88%
PMI	4,332	16	0.01%	240,075	746	0.75%
Construction	6,344	4	0.02%	12,090	8	0.04%
Commercial	3,103	3	0.01%	54,001	97	0.17%

Total mortgage loans	742,054	1,900	2.31%	31,750,568	76,198	98.94%

Home equity loans	2,342	25	0.01%	320,427	8,330	1.00%
Other loans	476	9	0.00%	19,992	2,335	0.06%

Total	$744,872	1,934	2.32%	$32,090,987	86,863	100.00%

•	Charge-offs amounted to $24.2 million for the first quarter of 2010, consisting of 297 loans. These charge-offs include $22.6 million that relate to loans that are still in the loan portfolio at March 31, 2010 and are working through the foreclosure process.

•	Updated valuations are received on or before the time a loan becomes 180 days past due. If necessary, we charge-off an amount to reduce the loan’s carrying value to the updated valuation less estimated selling costs. Our policy is that we receive an updated valuation for these loans annually.

•	The average loan-to-value ratio, using appraised values at time of origination, of our non-performing one- to four-family mortgage loans and total one- to four-family mortgage loans was 71.8% and 61.1%, respectively at March 31, 2010.

•	Based on the valuation indices, house prices have declined in the New York metropolitan area, where 64.6% of our non-performing loans were located at March 31, 2010, by approximately 21.0% from the peak of the market in 2006 through January 2010 and by 29.1% nationwide during that period. From July 2009 through January 2010, the house price indices decreased by 2.0% in the New York metropolitan area and increased 1.1% nationwide.

•	Our quantitative analysis of the allowance for loan losses considers the results of the reappraisal process as well as the results of our foreclosed property transactions.

•	Our qualitative analysis of the allowance for loan losses includes a further evaluation of economic factors, such as trends in the unemployment rate, as well as ratio analysis to evaluate the overall measurement of the allowance for loan losses. This analysis includes a review of delinquency ratios, house price indices, net charge-off ratios and the ratio of the allowance for loan losses to both non-performing loans and total loans.
Foreclosed real estate at March 31, 2010:

		Carrying	Number Under
	Number	Value	Contract of Sale
	(dollars in thousands)
Foreclosed real estate	53	$19,563	18
•	During the first three months of 2010, we sold 8 foreclosed properties. It is currently taking up to 30 months to foreclose on a loan once it becomes non-performing.

Hudson City Bancorp, Inc. and Subsidiary
Other Financial Data
(Unaudited)

	At or for the Quarter Ended
	March 31, 2010	Dec. 31, 2009	Sept. 30, 2009	June 30, 2009	March 31, 2009
	(Dollars in thousands, except per share data)
Net interest income	$331,145	$331,793	$325,457	$302,397	$283,831
Provision for loan losses	50,000	45,000	40,000	32,500	20,000
Non-interest income	32,998	2,192	2,513	26,606	2,273
Non-interest expense:
Compensation and employee benefits	34,162	33,905	34,043	36,392	32,731
Other non-interest expense	32,369	29,030	28,877	48,555	22,063

Total non-interest expense	66,531	62,935	62,920	84,947	54,794

Income before income tax expense	247,612	226,050	225,050	211,556	211,310
Income tax expense	98,727	89,474	89,964	83,637	83,647

Net income	$148,885	$136,576	$135,086	$127,919	$127,663

Total assets	$61,231,651	$60,267,760	$58,884,535	$57,406,338	$56,569,758
Loans, net	32,012,852	31,721,154	31,088,146	30,718,887	30,110,130
Mortgage-backed securities
Available for sale	12,662,490	11,116,531	9,550,806	9,796,644	11,149,867
Held to maturity	9,110,956	9,963,554	10,751,866	10,322,782	9,537,148
Other securities
Available for sale	457,538	1,095,240	2,117,664	2,209,470	3,532,186
Held to maturity	4,887,949	4,187,704	3,238,044	2,289,869	450,140
Deposits	25,388,800	24,578,048	23,113,949	21,692,265	20,435,916
Borrowings	29,975,000	29,975,000	30,025,000	30,025,000	30,275,000
Shareholders’ equity	5,396,077	5,339,152	5,270,181	5,143,265	5,052,798

Performance Data:
Return on average assets (1)	0.98%	0.92%	0.93%	0.91%	0.93%
Return on average equity (1)	10.96%	10.21%	10.34%	9.98%	10.21%
Net interest rate spread (1)	1.97%	2.02%	2.02%	1.87%	1.75%
Net interest margin (1)	2.20%	2.30%	2.30%	2.17%	2.06%
Non-interest expense to average assets (1) (4)	0.44%	0.42%	0.43%	0.49%	0.40%
Compensation and benefits to total revenue (5)	9.38%	10.15%	10.38%	11.06%	11.44%
Efficiency ratio (2)	18.27%	18.84%	19.18%	25.82%	19.15%
Dividend payout ratio	50.00%	53.57%	53.57%	57.69%	53.85%
Per Common Share Data:
Basic earnings per common share	$0.30	$0.28	$0.28	$0.26	$0.26
Diluted earnings per common share	$0.30	$0.28	$0.27	$0.26	$0.26
Book value per share (3)	$10.96	$10.85	$10.75	$10.54	$10.40
Tangible book value per share (3)	$10.63	$10.53	$10.43	$10.21	$10.07
Dividends per share	$0.15	$0.15	$0.15	$0.15	$0.14

Capital Ratios:
Equity to total assets (consolidated)	8.81%	8.86%	8.95%	8.96%	8.93%
Tier 1 leverage capital (Bank)	7.60%	7.59%	7.66%	7.73%	7.79%
Total risk-based capital (Bank)	21.24%	21.02%	21.27%	21.09%	21.20%

Other Data:
Full-time equivalent employees	1,500	1,482	1,483	1,458	1,458
Number of branch offices	131	131	131	131	129

Asset Quality Data:
Total non-performing loans	$744,872	$627,695	$517,585	$430,907	$320,158
Number of non-performing loans	1,934	1,636	1,315	1,088	826
Total number of loans	86,863	86,433	85,362	84,487	83,982
Total non-performing assets	$764,435	$644,431	$530,362	$442,705	$331,784
Non-performing loans to total loans	2.32%	1.98%	1.66%	1.40%	1.06%
Non-performing assets to total assets	1.25%	1.07%	0.90%	0.77%	0.59%
Allowance for loan losses	$165,830	$140,074	$114,833	$88,053	$65,121
Allowance for loan losses to non-performing loans	22.26%	22.32%	22.19%	20.43%	20.34%
Allowance for loan losses to total loans	0.52%	0.44%	0.37%	0.29%	0.22%
Provision for loan losses	$50,000	$45,000	$40,000	$32,500	$20,000
Net charge-offs	$24,245	$19,758	$13,220	$9,569	$4,675
Write-downs and net losses on foreclosed real estate	$1,372	$325	$481	$399	$1,162

(1)	Ratios are annualized.

(2)	Computed by dividing non-interest expense by the sum of net interest income and non-interest income. For the second quarter of 2009, the efficiency ratio includes the FDIC special assessment of $21.1 million and net securities gains of $24.0 million. For the first quarter of 2010, the efficiency ration includes net securities gains of $30.8 million.

(3)	Computed based on total common shares issued, less treasury shares, unallocated ESOP shares, unvested stock awards and shares held in trust. Tangible book value excludes goodwill and other intangible assets.

(4)	Computed by dividing non-interest expense by average assets.

(5)	Computed by dividing compensation and benefits by the sum of net interest income and non-interest income.